Filed pursuant to Rule 424(b)(7)
File No. 333-146273
333-146273-01
333-146273-02
PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED DECEMBER 21, 2007)
$1,150,000,000
NORTEL NETWORKS CORPORATION
$575,000,000 1.75% Convertible Senior Notes due 2012
$575,000,000 2.125% Convertible Senior Notes due 2014
Fully and unconditionally guaranteed by Nortel Networks Limited and initially guaranteed by Nortel Networks Inc.
Common Shares issuable upon conversion of the 2012 Notes and the 2014 Notes

     Nortel Networks Corporation, or the company, issued in a private placement on March 28, 2007 $575,000,000 aggregate principal amount of 1.75% Convertible Senior Notes due 2012, or the 2012 notes, and $575,000,000 aggregate principal amount of 2.125% Convertible Senior Notes due 2014, or the 2014 notes, which we refer to collectively with the 2012 notes as the notes.
     This prospectus supplement supplements the prospectus dated December 21, 2007 relating to the resale in the United States by selling securityholders of their notes and related guarantees and the common shares issuable upon conversion of the notes.
     You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.
     Investing in the notes and related guarantees and common shares issuable upon conversion of the notes involves substantial risks. See “Risk factors” beginning on page 5 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is March 3, 2008.

SELLING SECURITYHOLDERS
     The following information supplements the table of selling securityholders on pages 47 through 56 of the prospectus. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the prospectus.
     We have prepared the table below based on information received from the selling securityholders listed below on or prior to February 29, 2008. However, any or all of the notes listed below and related guarantees or common shares issuable upon conversion of the notes listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes and related guarantees or number of common shares that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, some or all of their notes and related guarantees since the date as of which the information in the table is presented.
     Information about the selling securityholders may change over time. Any changed information will be set forth in additional prospectus supplements to the prospectus.
2012 Notes Selling Securityholders Table

	Principal Amount		Number of
	of 2012 notes		Common
	Beneficially	Percentage	Shares that	Percentage of
	Owned that	of Notes	May be Sold	Common Stock
Name	May be Sold	Outstanding	Hereby (1)	Outstanding (2)

UBS Securities LLC (3)	3,350,000	*	104,687	*
JP Morgan Securities Inc. (3),(4)	4,872,000	*	152,250	*
Natixis Loomis Sayles Multisector Income Fund	1,580,000	*	49,375	*
TA IDEX Loomis Sayles Bond	450,000	*	14,062	*
State of Wisconsin Investment Board	130,000	*	4,062	*
Blue Cross Blue Shield Natl Emp Ben Committee	400,000	*	12,500	*
LS Bond Fund	1,045,000	*	32,656	*
LS Strategic Income Fund	745,000	*	23,281	*
Construction Industry and Laborers Pension Fund	150,000	*	4,687	*
BNP Paribas Arbitrage (5)	4,500,000	*	140,625	*

*	Less than one percent.

(1)	Assumes conversion of all of the holder’s 2012 notes at a conversion rate of 31.25 common shares per $1,000 principal amount of 2012 notes. This conversion rate is subject to adjustment as described under “Description of the Notes and the Guarantees — Conversion — Conversion rate adjustments” in the accompanying prospectus. As a result, the number of common shares issuable upon conversion of the 2012 notes may increase or decrease in the future. Fractions have been rounded down to the nearest whole share, as no fractional shares will be issued upon conversion of the 2012 notes.

(2)	Calculated based on 437,168,369 common shares outstanding as of February 19, 2008. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder’s 2012 notes but we did not assume conversion of any other holder’s notes.

(3)	This selling securityholder has identified itself as a registered broker-dealer and, accordingly, an underwriter. Please see “Plan of Distribution” in the accompanying prospectus for required disclosure regarding this selling securityholder.

(4)	The securityholder has advised us that Bradford Crouch has voting and investment control over the securities held by this securityholder.

(5)	This selling securityholder is an affiliate of a broker-dealer.

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2014 Notes Selling Securityholders Table

	Principal Amount		Number of
	of 2014 notes		Common
	Beneficially	Percentage of	Shares that	Percentage of
	Owned that	Notes	May be Sold	Common Stock
Name	May be Sold	Outstanding	Hereby (1)	Outstanding (2)

RCG PB, Ltd (3)	$7,200,000	1.25%	225,000	*
RCG Enterprise Ltd.	1,000,000	*	31,250	*
JP Morgan Securities Inc. (4),(5)	4,140,000	*	129,375	*
Ellington Overseas Partners, LTD (6)	6,000,000	1.04%	187,500	*
Premera Blue Cross	70,000	*	2,187	*
Amphenol Corporation Master Retirement Trust	90,000	*	2,812	*
United States Olympic Foundation	20,000	*	625	*
Natixis Loomis Sayles Institutional High Income Fund	770,000	*	24,062	*
Natixis Loomis Sayles Multisector Income Fund	2,535,000	*	79,218	*
Transamerica Life Insurance and Annuity Co.	210,000	*	6,562	*
Dallas Police and Fire Pension System.	420,000	*	13,125	*
No. California UFCW Employers Joint Pension	120,000	*	3,750	*
Houston Firefighter Relief & Retirement Fund B	475,000	*	14,843	*
Consolidated City of Jacksonville	35,000	*	1,093	*
LA Water and Power Employees’ Retirement Plan	205,000	*	6,406	*
Dartmouth-Hitchcock Master Investment Program	60,000	*	1,875	*
Dartmouth-Hitchcock Pension Group Trust	85,000	*	2,656	*
National Elevator Industry Health Benefit Plan — HY	155,000	*	4,843	*
High Yield Verizon Master Trust	270,000	*	8,437	*
High Yield PRIT	615,000	*	19,218	*
State of Wisconsin Investment Board	160,000	*	5,000	*
New York State Nurses Assoc Pension Plan	255,000	*	7,968	*
Desert States UFCW Unions Pension Plan	30,000	*	937	*
Public Employees Retirement Association of New Mexico	305,000	*	9,531	*
City of Fresno Employees and Fire and Police Retirement Syst	330,000	*	10,312	*
Blue Cross Blue Shield Natl Emp Ben Committee	615,000	*	19,218	*
The Detroit Medical Center Consolidated Pension Plan	75,000	*	2,343	*
The Public Institution for Social Security	205,000	*	6,406	*
Papaver Inc.	110,000	*	3,437	*
International Union of Operating Engineers Local 4	65,000	*	2,031	*
LS Bond Fund	34,235,000	5.95%	1,069,843	*
LS Institutional High Income Fund	795,000	*	24,843	*

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2014 Notes Selling Securityholders Table

	Principal Amount		Number of
	of 2014 notes		Common
	Beneficially	Percentage of	Shares that	Percentage of
	Owned that	Notes	May be Sold	Common Stock
Name	May be Sold	Outstanding	Hereby (1)	Outstanding (2)

IAM National Pension Fund	350,000	*	10,937	*
Richmond Retirement System High Yield Fixed Income	65,000	*	2,031	*
LS High Income Fund	200,000	*	6,250	*
LS Strategic Income Fund	25,040,000	4.35%	782,500	*
Loomis Sayles Investment Grade Bond Trust	750,000	*	23,437	*
Loomis Sayles Multisector Full Discretion Trust	1,275,000	*	39,843	*
Nellie Mae Education Foundation	35,000	*	1,093	*
Retail Clerks Pension Trust	255,000	*	7,968	*
City of Worcester Retirement System	50,000	*	1,562	*
So. CA UFCW Unions & Food Employers Joint Pension Trust Fund	85,000	*	2,656	*
Amerisure Mutual Insurance Company	55,000	*	1,718	*
Construction Industry and Laborers Pension Fund	180,000	*	5,625	*
BNP Paribas Arbitrage (3)	5,000,000	*	156,250	*
Citigroup Global Markets Inc. (4), (7)	115,400,000	20.07%	3,606,250	*

*	Less than one percent.

(1)	Assumes conversion of all of the holder’s 2014 notes at a conversion rate of 31.25 common shares per $1,000 principal amount of 2014 notes. This conversion rate is subject to adjustment as described under “Description of the Notes and the Guarantees — Conversion — Conversion rate adjustments” in the accompanying prospectus. As a result, the number of common shares issuable upon conversion of the 2014 notes may increase or decrease in the future. Fractions have been rounded down to the nearest whole share, as no fractional shares will be issued upon conversion of the 2014 notes.

(2)	Calculated based on 437,168,369 common shares outstanding as of February 19, 2008. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder’s 2014 notes but we did not assume conversion of any other holder’s notes.

(3)	This selling securityholder is an affiliate of a broker-dealer.

(4)	This selling securityholder has identified itself as a registered broker-dealer and, accordingly, an underwriter. Please see “Plan of Distribution” in the accompanying prospectus for required disclosure regarding this selling securityholder.

(5)	The securityholder has advised us that Bradford Crouch has voting and investment control over the securities held by this securityholder.

(6)	The securityholder has advised us that Michael Vranos has voting and investment control over the securities held by this securityholder.

(7)	The securityholder has advised us that it was the co-bookrunner for the notes.

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